Exhibit 99.1

For Further Information:
C. Brett Burford	Hala Elsherbini
Chief Financial Officer	Halliburton Investor Relations
(972) 393-3800	(972) 458-8000
investorrelations@craftmade.com	hala@HalliburtonIR.com
Craftmade International Announces Net Sales and Earnings Results
For Its Fiscal 2009 Fourth Quarter and Year End
COPPELL, TEXAS, September 28, 2009 — Craftmade International, Inc. (Nasdaq: CRFT) today reported the following results for its fourth quarter and fiscal year ended June 30, 2009:
Fiscal Year 2009 Consolidated Results
Net loss for the fiscal year was $1,088,000 as compared to a net income of $2,112,000 for the 2008 fiscal year. On a fully diluted basis, net loss per share was $0.19 for the 2009 fiscal year, compared to net income of $0.39 for the 2008 fiscal year. Weighted average diluted shares outstanding for the current fiscal year were 5,705,000 versus 5,451,000 for the 2008 fiscal year.
Net sales for the fiscal year increased $12,102,000, or 8.8%, to $149,692,000, compared to $137,590,000 reported in the last fiscal year. This increase was due to the inclusion of two additional quarters of outdoor furniture sales stemming from the January 2008 acquisition of the assets of Woodard, LLC. The increase is partially offset by declines in sales of ceiling fans, lighting and accessories. Due to the timing of the acquisition, fiscal 2008 only included two quarters of Woodard furniture sales, while fiscal 2009 includes four quarters.
“Despite the precipitous decline in the housing market during our fiscal year, we have maintained a clear focus on leveraging the January 2008 Woodard acquisition, rightsizing our corporate structure, driving operational efficiencies, and enhancing our overall liquidity,” commented J. Marcus Scrudder, Craftmade’s Chief Executive Officer. “We are pleased that through our cost cutting efforts we mitigated further loss in our fourth fiscal quarter, indicative of management’s commitment to returning the company to profitability. Additionally, we continue to enhance our product offerings based on high brand quality and expanding our reach across new distribution channels to moderate the decrease in sales of the Company’s core product lines, particularly within the Specialty segment.”
The Company entered into a Loan and Security Agreement with Bank of America, N.A. that provided up to $40 million of revolving loans. Woodard-CM, LLC, a wholly-owned subsidiary of Craftmade, entered into a Term Loan Agreement with Frost National Bank in the principal amount of $3.5 million. The Company filed a Form 8-K for the new financing arrangements with the Securities and Exchange Commission on July 10, 2009.

Press Release
Craftmade International, Inc.
September 28, 2009

Gross Profit; Selling, General and Administrative (“SG&A”) Expense and Interest Expense
Gross profit of the Company as a percentage of net sales was 21.5% for fiscal year 2009, compared to 25.4% in fiscal year 2008, a decline of 3.9%. This was primarily due to the inclusion of two quarters of sales of Woodard products that carry a lower gross margin, as well as decreased margins in the traditional fan and lighting business in the Specialty channel.
Total SG&A expenses of the Company increased $2,223,000 to $30,340,000, or 20.3%, of net sales for the fiscal year ended June 30, 2009, compared to $28,117,000, or 20.4%, of net sales for the same period last year. The increase in expense was due to the additional two quarters of expenses related to the Woodard outdoor furniture business. The expenses for the historical Craftmade business decreased by $1,350,000 during fiscal 2009, and Woodard expenses were added at a much lower quarterly rate than achieved in fiscal 2008.
Net interest expense decreased $51,000 to $1,438,000 for the year ended June 30, 2009, compared to $1,489,000 for the prior year.
Minority interest expense decreased $571,000 to $721,000 for the fiscal year ended June 30, 2009, compared to $1,292,000 for the same period in the previous fiscal year. The decrease in minority interest resulted from lower profits at Design Trends as a result of the decline in net sales.
Fiscal Year 2009 Segment Results
Net sales of the Specialty segment decreased $5,927,000, or 7.9%, to $68,951,000, compared to $74,878,000 reported in the last fiscal year. The inclusion of two additional quarters of outdoor furniture sales was more than offset by a decrease in sales of fans, lighting and accessories.
Net sales of the Mass segment increased $18,029,000, or 28.7%, to $80,741,000, compared to $62,712,000 reported in the last fiscal year. This increase resulted primarily from the inclusion of two additional quarters of outdoor furniture sales related to the Woodard acquisition. Although lighting and accessories sales declined $6,326,000 from the prior year, outdoor furniture sales contributed an additional $24,355,000 over fiscal 2008.
Fiscal 2009 Fourth Quarter Results
Net loss for the quarter ended June 30, 2009 was $279,000, compared to net income of $373,000 for the quarter ended June 30, 2008. On a fully diluted basis, net loss per share was $0.05 for the quarter ended June 30, 2009, compared to net income per share of $0.07 for the comparable year-ago period.
Net sales for the quarter ended June 30, 2009 were $30,265,000, compared to $39,122,000 in the prior year quarter, representing a decrease of 22.6%. The sales for the quarter were negatively affected by the extremely weak overall economy, reduced consumer spending, and a historically low new housing market.
Gross profit as a percentage of net sales was 24.6%, compared to 26.0% for the same quarter last year.

Press Release
Craftmade International, Inc.
September 28, 2009

Total SG&A expenses for the fourth quarter significantly decreased by $1,826,000, or 21%, compared to the year-ago quarter.
“This has been a difficult year for the industry, and we have not been immune to the effects of the economic slowdown, and neither have our retail partners,” Mr. Scrudder said. “Craftmade has established a strong product quality reputation, and we will continue to leverage our core competencies by focusing on new product introductions, expanding customer accounts, and continuing to develop cross-selling opportunities. Management has executed well on cost reduction initiatives, and we continue to meticulously evaluate more opportunities for gross profit improvements, resulting in overall profitability and shareholder value,” concluded Mr. Scrudder.
Conference Call
A conference call to discuss the Company’s results for the fiscal year ended June 30, 2009 is scheduled for September 29 at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). Interested participants should dial 800-860-2442 a few minutes before the start time and reference the Craftmade International event. Additionally, a replay of the earnings conference call will be available after the completion of the call through October 7, 2009, and can be accessed by dialing 877-344-7529 and referencing confirmation code 433867. A webcast of the conference call can also be accessed by visiting the Company’s website at www.craftmade.com.
Founded in 1985, Craftmade International, Inc. is engaged in the design, manufacturing, distribution and marketing of a broad range of home décor products, including proprietary ceiling fans, lighting products and outdoor furniture. The Company distributes its premium products through a network of independent showrooms and mass retail customers through its headquarters and distribution facility in Coppell, Texas and manufacturing plant in Owosso, Michigan. More information about Craftmade International, Inc. can be found at www.craftmade.com.
Various statements in this Press Release or incorporated by reference herein, in future filings with the SEC, in press releases, and in oral statements made by or with the approval of authorized personnel constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and are indicated by words or phrases such as “may,” “will,” “should,” “could,” “might,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “forecasts,” “intends,” “potential,” “continue,” and similar words or phrases and involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from the future results, performance or achievements expressed in or implied by such forward-looking statements. These forward-looking statements include statements or predictions regarding among other items: revenues and profits; gross margin; customer concentration; customer buying patterns; sales and marketing expenses; general and administrative expenses; pricing and cost reduction activities; income tax provision and effective tax rate; realization of deferred tax assets; liquidity and sufficiency of existing cash, cash equivalents, and investments for near-term requirements; purchase commitments; product development and transitions; competition and competing technology; outcomes of pending or threatened litigation; and financial condition and results of operations as a result of recent accounting pronouncements. These forward-looking statements are based largely on expectations and judgments and are subject to a number of risks and uncertainties, many of which are beyond our control. Significant factors that cause our actual results to differ materially from our expectations are described in our Form 10-K under the heading of “Risk Factors.” We undertake no obligation to publicly update or revise these Risk Factors or any forward-looking statements, whether as a result of new information, future events or otherwise.

Press Release
Craftmade International, Inc.
September 28, 2009

CRAFTMADE INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Fiscal Year Ended
	June 30,	June 30,	June 30,
	2009	2008	2007

Net sales	$149,692	$137,590	$103,350
Cost of goods sold	(117,472)	(102,677)	(71,059)

Gross profit	32,220	34,913	32,291

Gross profit as a percentage of net sales	21.5%	25.4%	31.2%

Selling, general and administrative expenses	(30,340)	(28,117)	(21,151)
Depreciation and amortization	(1,076)	(869)	(799)

Total operating expenses	(31,416)	(28,986)	(21,950)

Income from operations	804	5,927	10,341

Interest expense, net	(1,438)	(1,489)	(1,441)
Other income (expense)	(142)	140	—

Income (loss) before income taxes and minority interest	(776)	4,578	8,900
Income tax (expense) / benefit	409	(1,174)	(1,482)

Income (loss) before minority interest	(367)	3,404	7,418

Minority interest	(721)	(1,292)	(1,507)

Net income (loss)	$(1,088)	$2,112	$5,911

Earnings (loss) per share data:

Basic weighted average common shares outstanding	5,705	5,450	5,204

Diluted weighted average common shares outstanding	5,705	5,451	5,206

Basic earnings (loss) per share	$(0.19)	$0.39	$1.14

Diluted earnings (loss) per share	$(0.19)	$0.39	$1.14

Cash dividends declared per common share	$—	$0.36	$0.48

Press Release
Craftmade International, Inc.
September 28, 2009

CRAFTMADE INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	June 30,
	2009	2008
ASSETS
Current assets
Cash	$384	$1,269
Accounts receivable, net	25,290	23,644
Inventories, net	20,563	22,420
Income taxes receivable	1,780	1,485
Deferred income taxes	1,367	1,332
Prepaid expenses and other current assets	2,443	2,574

Total current assets	51,827	52,724

Property and equipment, net	11,141	11,060
Goodwill	14,947	14,419
Other intangibles, net	1,097	1,300
Other assets	1,856	2,457

Total non-current assets	29,041	29,236

Total assets	$80,868	$81,960

LIABILITIES, MINORITY INTERESTS AND STOCKHOLDERS’ EQUITY
Current liabilities
Book overdrafts	$8	$182
Accounts payable	7,231	8,411
Other accrued expenses	2,422	3,329
Current portion of long-term obligations	542	507

Total current liabilities	10,203	12,429

Non-current liabilities
Long-term obligations	29,886	27,759
Deferred income taxes	1,122	1,117

Total non-current liabilities	31,008	28,876

Total liabilities	41,211	41,305

Minority interests	3,532	3,562

Stockholders’ equity
Common stock, $0.01 par value, 15,000,000 shares authorized; 10,204,420 and 10,204,420 shares issued, respectively	102	102
Additional paid-in capital	22,335	22,215
Retained earnings	51,814	52,902
Less: treasury stock, 4,499,920 common shares at cost	(38,126)	(38,126)

Total stockholders’ equity	36,125	37,093

Total liabilities, minority interests and stockholders’ equity	$80,868	$81,960